    Exhibit 10.1

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT is made and entered into this 27 day of April, 2012, by and between TURBINE TRUCK ENGINES, INC., a Nevada corporation (“Company”), and ALPHA ENGINES CORPORATION (“Alpha”), a Delaware corporation whose address is 554 SW Mayfair Lane, Lake City, Florida 32024 (the “Agreement”):

WHEREAS, the Company is currently indebted to Alpha in the principal amount of $1,508,250, together with interest thereon (the “Debt”); and

WHEREAS, the Debt has been accrued and the Company has made an offer of settlement to Alpha, which offer was accepted; and

WHEREAS, the Company and Alpha desire to settle on the Debt, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to consummate the settlement of the Debt aforementioned, it is hereby agreed as follows;

1.
DEBT SETTLEMENT.  Subject to terms and conditions hereinafter set forth, , the Company shall cause to be delivered to the Alpha 250,000 shares of restricted common stock (the “Stock”) in Turbine Truck Engines, Inc., in full and final settlement of the Debt.

2.	CONSIDERATION AND PAYMENT. Alpha agrees to accept the Stock as full and final settlement of the Debt and shall execute and deliver to the Company a Satisfaction of Debt upon receipt of the Stock.

                3.     LICENSE ROYALTY REDUCTION.          Upon receipt of the Stock, Alpha hereby agrees that the annual license royalty as provided for in that certain License Agreement dated 12/31/01 by and between the parties, shall be reduced  from    $250,000 per year to $25,000 per year, retroactively effective as of January 1, 2012.  The first payment of $25,000 shall be due and payable January 1, 2013.

4.
NO REPRESENTATIONS AND WARRANTIES. The Company makes no representations or warranties regarding TTEG.  Alpha acknowledges and agrees that it has independently reviewed TTEG and is not relying on any statement or representation by the Company or its officers or directors regarding the suitable of TTEG as an investment and it has had the opportunity to review this transaction with professionals of its own choosing.  Alpha hereby acknowledges receipt of all financial and other relevant disclosure information of TTEG that a prudent investor would deem necessary to make its investment decisions.

5.	GENERAL PROVISIONS

a.
Entire Agreement; Modifications; Waiver.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it.  This Agreement supersedes all prior and contemporaneous agreements (other than those entered into in writing simultaneously with this Agreement), representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

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b.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.  Facsimile execution shall be deemed originals.

c.
Necessary Acts.  Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement. Company and Alpha represent they each have full authority to enter into this transaction.

d.
Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.  The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

e.	Time of Essence. Time is of the essence in the performance of all obligations under this Agreement.

f.
Governing Law. The parties expressly agree that the laws of the State of Florida shall govern the validity, performance and enforcement of this Agreement. Should either party institute legal suit or action for enforcement of any obligation contained herein, it is hereby agreed that the Florida courts shall have personal and in rem jurisdiction, and that venue of such suit or action shall be in the State of Florida.

IN WITNESS WHEREOF the parties have executed this Debt Settlement Agreement effective as of the day and year first above written.

TURBINE TRUCK ENGINES, INC.	ALPHA ENGINES CORPORATION

Michael Rouse, CEO	Robert L. Scragg, President

Barbara J. Scragg, VP & Treasurer

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